Exhibit 99.6

CONSENT OF CHENG CHI WAI BENNY

Hang Feng Technology Innovation Co., Ltd. intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: May 14, 2025

/s/ CHENG Chi Wai Benny
CHENG Chi Wai Benny